Exhibit 10.20

American Eagle Outfitters, Inc.

Annual Cash Incentive Compensation Plan

(Adopted by the Compensation Committee of the Board of Directors

of American Eagle Outfitters, Inc., effective March 10, 2022)

1.
Purpose of this Plan. This American Eagle Outfitters, Inc. Annual Cash Incentive Compensation Plan is intended to attract, retain, motivate and reward Eligible Employees by providing them with the opportunity to earn annual incentive compensation under this Plan related to the Company’s performance. The Plan is designed to motivate such Eligible Employees to achieve certain Company objectives while providing competitive total rewards for key positions and retaining top talent.

2.
Definitions. For purposes of this Plan, the following terms shall be defined as follows:

(a)
“Affiliate” means (i) any Subsidiary or parent of the Company or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b)
“Award” means cash incentive compensation earned pursuant to Section 5 of this Plan.

(c)
“Base Salary” means the Participant’s total base salary paid, including overtime wages & wages paid during a leave of absence, during the Performance Period.

(d)
“Board” means the Company’s Board of Directors.

(e)
“Bonus Target” means a percentage of a Participant’s Base Salary for a particular Performance Period.

(f)
“Bonus Target Amount” means an amount equal to the product of (a) the Participant’s Base Salary, multiplied by (b) the Participant’s Bonus Target at fiscal year-end.

(g)
“Cause” means, unless otherwise determined by the Committee, or otherwise provided in an Award document, as defined in any employment agreement or severance agreement, plan or policy with respect to the Participant and the Company then in effect:

(i)
the Participant’s willful and continued failure to substantially perform Participant’s duties;

(ii)
any fraudulent conduct by the Participant in connection with the Participant’s duties;

(iii)
an act that constitutes misconduct resulting in a restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement);

(iv)
conviction of, or entrance of a plea of guilty or no contest to a felony under federal or state law; or

(v)
the willful violation by the Participant of the Company’s written policies that could reasonably be expected to result in material harm to the business condition or reputation of the Company or any of its Affiliates;

provided, however, that for purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by the Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests, and no act or failure to act shall be deemed “willful” if it results from any incapacity of the Participant due to physical or mental illness. As to the grounds stated in the above-mentioned clauses (i) and (v), such grounds will only constitute Cause once the Company has provided Participant with written notice and Participant has failed to cure such issue within 30 days.

(h)
“Code” means the Internal Revenue Code of 1986, as amended. References to any provisions of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of Treasury and Internal Revenue Service.

(i)
“Committee” means the Compensation Committee of the Board or such other committee as the Board shall appoint from time to time to administer this Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of this Plan; provided, however, that certain powers and authority of the Committee under this Plan may be delegated to any member of the Company’s Executive Leadership or other employee(s) and, in connection therewith, all references to the Committee in this Plan shall be deemed references to the Company’s Executive Leadership or such employee(s) as it relates to those aspects of this Plan that have been so delegated.

(j)
“Company” means American Eagle Outfitters, Inc., a Delaware corporation (together with is successors and assigns) and all of its Subsidiaries, collectively.

(k)
“Disability” means, except as otherwise defined in an Award document, that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer; provided, however, to the extent necessary to avoid tax penalties under Section 409A, “Disability” means “disability” as defined in Section 409(a)(2)(C) of the Code.

(l)
“Eligible Employee” means any officer or full-time or part-time associate of the Company meeting the eligibility requirements set forth in Section 3 of this Plan.

(m)
“Executive Leadership” means an Eligible Employee who has been designated by the Committee as a member of Executive Leadership.

(n)
“Maximum Goal Factor” means a percentage established by the Committee with respect to an Award and a Performance Period and representing the maximum percentage that may be determined to have been attained as a Performance Goal Attainment Factor.

(o)
“Participant” means, with respect to each Performance Period, each Eligible Employee selected by the Committee to participate in this Plan for such period.

(p)
“Performance Goal” means the goal(s) (or combined goal(s)), as determined by the Committee to be applicable to a Participant’s Award. As determined by the Committee, the Performance Goals applicable to an Award may be described in terms of Company-wide objectives and/or objectives that are related to the performance of an individual Participant or of a Subsidiary or division in which the Participant is employed or be established relative to a comparison with other corporations or an external index or indicator, or relative to a comparison with performance in a prior period, as the Committee deems appropriate. Performance Goals based on one or more financial metrics may be established on a GAAP or adjusted GAAP basis. Performance Goals may differ among Participants and Awards and may include the following:

(i)
earnings or profitability measures (which include net income, operating income, income (loss) per common share from continuing operations, either basic or fully diluted, net income (loss) per common share, either basic or fully diluted, earnings before interest, taxes, depreciation, and amortization, earnings before interest and taxes, any pre-established derivative of revenue (gross, operating, or net), pre-tax operating income, inventory turnover or inventory shrinkage, sales growth and volumes, percentage increase in total net revenue or comparable store sales, and economic profit or value created);

(ii)
expense and efficiency measures (which include gross margins, cost of goods sold, mark-ups or mark-downs, operating margins, selling, general and administrative expense, and other pre-established operating expenses);

(iii)
return measures (which include total stockholder return, stock price, return on assets, return on investment, return on capital, and return on equity);

(iv)
cash flow measures (which include cash flow, free cash flow, cash flow return on investment, and net cash provided by operations);

(v)
achievement of balance sheet, income statement, or cash-flow statement objectives;

(vi)
strategic or operational business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic expansion or new concept development goals; cost targets; customer satisfaction; employee satisfaction; human resources goals, including staffing, training and development and succession planning; supervision of litigation and information technology; and goals relating to acquisitions or divestitures of Affiliates; and

(vii)
Other financial, operational, strategic or individual performance criteria, which may include criteria based on environmental, social and governance objectives.

(q)
“Performance Goal Attainment Factor” means a percentage ranging from 0% to the Maximum Goal Factor representing the rate at which the Performance Goals have been attained, as determined by the Committee.

(r)
“Performance Period” means a fiscal year of the Company or such shorter period as may be designated by the Committee with respect to an Award.

(s)
“Plan” means this American Eagle Outfitters, Inc. Annual Cash Incentive Compensation Plan, as may be amended from time to time.

(t)
“Retirement” means a termination of service (other than by death, Disability or for Cause) at or after a Participant has achieved a combination of years of age and years of employment by the Company as may be fixed from time to time by the Committee.

(u)
“Section 409A” means Section 409A of the Code.

(v)
“Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

3.
Eligibility. The Committee, in its sole discretion, may grant an Award relating to a given Performance Period to one or more Eligible Employees, as the Committee selects. For avoidance of doubt, Eligible Employees may only participate the Plan with respect to one Performance Period at one time, and participation with respect to a particular Performance Period does not guarantee participation in any future Performance Periods under the Plan. Employees who are new hires are eligible to be selected to participate in the Plan as of their hire date, except that an employee with a start date on or after the first day of the fourth fiscal quarter of each year (or such other date established by the Committee at the commencement of the Performance Period) following the commencement of the Performance Period will not be eligible to participate in the Plan with respect to the ongoing Performance Period. If a Participant begins employment with the Company following the commencement of the Performance Period, the amount of an Award Payment, if any that becomes payable may be pro-rated based on the Participant’s date of hire in the Committee’s sole discretion.

Eligibility to receive an Award under the Plan does not guarantee that the Eligible Employee will actually receive any payment hereunder.

4.
Administration

(a)
Power and Authority of the Committee. This Plan shall be administered by the Committee, which shall have full power and authority:

(i)
to designate each Performance Period;

(ii)
to establish the Performance Goals for each Performance Period and to determine whether and to what extent such Performance Goals have been achieved;

(iii)
to determine at any time the cash amount payable with respect to an Award;

(iv)
to prescribe, amend and rescind rules and procedures relating to this Plan;

(v)
subject to the provisions of this Plan, to delegate to one or more officers, a subcommittee of the Committee or other members of the Board of the Company some of its authority under this Plan and, for such purposes, the delegates shall have the same authority of the Committee hereunder;

(vi)
to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of this Plan and to rely upon any opinion or computation received therefrom;

(vii)
to amend, modify, or cancel any Award, and authorize the exchange, substitution, or replacement of Awards; and

(viii)
to make all determinations, and to formulate such procedures, as may be necessary or advisable in the opinion of the Committee for the administration of this Plan.

(b)
Plan Construction and Interpretation. The Committee shall have full power and authority to construe and interpret this Plan and to correct any defect or omission, or reconcile any inconsistency, in this Plan or any Award.

(c)
Determinations of Committee Final and Binding. All determinations by the Committee and its delegates in carrying out and administering this Plan and in construing and interpreting this Plan shall be made in the Committee’s and its delegates’ sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein. The Committee’s and its delegates’ decisions regarding the amount of each Award need not be consistent among Participants.

(d)
Liability of Committee. No member of the Committee (or its delegates) shall be liable for any action or determination made in good faith with respect to this Plan or any Award, and the members of the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation or its Bylaws, as applicable, in each case as amended and in effect from time to time. In the performance of its responsibilities with respect to this Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers and employees, the Company’s accountants, the Company’s legal counsel or any other person the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in good faith reliance upon any such advice.

5.
Awards

(a)
Award Terms. At the time an Award is granted pursuant to this Section 5, the Committee shall specify (a) the Participant’s Bonus Target, (b) the Maximum Goal Factor that may be attained upon the achievement of the Performance Goals established hereunder, and (c) the Performance Goal and any applicable adjustments. A Participant’s Bonus Target may be modified from time to time, for example, due to changes in the Company’s financials or salary changes, until the end of the Performance Period.

(b)
Performance Goals. Unless otherwise determined by the Committee, Participants may receive between 0% and the Maximum Goal Factor of their Bonus Target Amount based upon the attainment of the Performance Goals. The degree to which a Participant achieves their Bonus Target Amount, if any, represents the degree to which both the Participant and the Company achieve the Performance Goals.

(c)
Adjustment to Performance Goal Attainment. In determining the Bonus Target Amount earned by a Participant for a given Performance Period, the Committee may, in its discretion, increase, reduce or eliminate, the amount that would otherwise be payable based on the certified level of attained performance of the Performance Goal(s). In exercising such discretion, the Committee may utilize any such objective or subjective criteria as the Committee deems appropriate in its sole and absolute discretion. Without limiting the generality of the foregoing, the determination of performance with respect to a performance criteria may include or exclude (i) items that are unusual in nature and items that are infrequently occurring, (ii) changes in applicable laws, regulations, or accounting principles, (iii) other events such as restructurings; discontinued operations; asset write-downs; significant litigation or claims, judgments or settlements; acquisitions or divestitures; reorganizations or changes in the corporate structure or capital structure of the Company; foreign exchange gains and losses; change in the fiscal year of the Company; business interruption events; unbudgeted capital expenditures; unrealized investment gains and losses; and impairments; or (iv) such other factors as the Committee may determine.

(d)
Adjustment for Changes in Employment Position. The Committee may, in its sole discretion, adjust the Bonus Target for a Participant based on changes to a Participant’s position during a Performance Period.

(e)
Determination of Award. Following the completion of each Performance Period and prior to payment of any Award, the Committee shall certify in writing whether and the extent to which, in the Committee’s sole discretion, the applicable Performance Goals have been achieved for such Performance Period. In determining the amount payable to a Participant with respect to the Participant’s Award, the Committee shall retain its sole discretion to modify the Performance Goal Attainment Factors (resulting in a reduction, an increase, or elimination (including to zero) of, the amount otherwise payable to the Participant under the Bonus Award) to take into account recommendations of Executive Leadership or additional factors including factors, if any, that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(f)
Payment of Awards. Awards shall be paid to the Participant as soon as administratively practicable following the end of the Performance Period, but in any event, no later than the later of (i) two and one-half months following the end of the Company’s first fiscal year in which the Award is no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A) or (ii) two and one-half months following the end of the Participant’s first taxable year in which the Award is no longer to such a substantial risk of forfeiture, unless deferred as described below in this Plan. Awards will be paid in cash as determined by the Committee. Payment of Awards may be subject to such vesting, forfeiture, transfer or such other restrictions (or any combination thereof) as the Committee shall specify.

(g)
Termination of Employment. Except as otherwise provided in this Section 5(g) or determined by the Committee in its sole discretion, a Participant must be continuously employed throughout the Performance Period and employed by the Company on the date when the Award is paid pursuant to Section 5 of the Plan, in order to be eligible for payment hereunder. A Participant (or the Participant’s estate, as applicable) will be eligible to receive a pro-rated Award in the event of the Participant’s death, Disability, or Retirement, and unless otherwise determined by the Committee, shall be pro-rated based on time employed during the Performance Period and subject to actual performance results, payable at the same time as paid to then-employed Participants. In the case of a deceased Participant, any such Award will be paid to the Participant’s estate. Unless otherwise determined by the Committee, if a Participant’s employment with the Company is terminated for any reason other than death, Disability, or Retirement, all of the Participant’s rights under the Plan shall terminate and the Participant shall not have any right to receive any further payments with respect to any Award granted under the Plan.

6.
Deferral. Subject to applicable laws, including, without limitation, Section 409A, the Committee may (i) require the mandatory deferral of some or all of an Award on terms established by the Committee or (ii) permit a Participant to elect to defer a portion of an Award in accordance with the terms established under any Company deferred compensation plan, as the same may be amended, or under any successor plan.

7.
Amendment and Termination. Subject to applicable laws, rules and regulations, the Board or the Committee may, at any time, amend, suspend, discontinue or terminate this Plan.

8.
Miscellaneous

(a)
Tax Withholding. The Company shall have the right to deduct from all cash payments made to a Participant, or, if deemed necessary by the Company, from wages or other cash compensation paid to the Participant by the Company, any applicable taxes (including social contributions or similar payments) required to be withheld with respect to such payments, and to take such other action as the Committee may deem advisable to enable the Company and the Participant to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.

(b)
No Rights to Awards or Employment. This Plan is not a contract between the Company and a Participant. No Participant shall have any claim or right to receive Awards under this Plan or give any Participant right to be treated uniformly with other Participants and employees. Nothing in this Plan shall confer upon any employee of the Company any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of any of its employees, in accordance with the laws of the applicable jurisdiction, at any time, with or without cause, including, without limitation, any individual who is then a Participant in this Plan.

(c)
Section 409A. The Company intends that this Plan and each Award granted hereunder that is subject to Section 409A shall comply with (or be exempt from) Section 409A and that this Plan shall be interpreted, operated and administered accordingly. If an Award is subject to Section 409A, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A, (iii) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A, and (iv) in no event shall a

Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A. Any Award granted under this Plan that is subject to Section 409A and that is to be distributed to a key employee (as defined below for this purpose) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s separation from service, if required by Section 409A. If a distribution is delayed pursuant to Section 409A, the distribution shall be paid within 30 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A. If any provision of this Plan contravenes any regulations or guidance promulgated under Section 409A or could cause any Award to be subject to taxes, interest or penalties under Section 409A, the Board or the Committee may, in its sole discretion, modify this Plan to (i) comply with, or avoid being subject to, Section 409A, (ii) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A. Neither the Board nor the Committee is obligated to modify this Plan and there is no guarantee that any payments will be exempt from interest and penalties under Section 409A. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for the payment of or gross up in connection with any taxes and or penalties owed by the Participant pursuant to Section 409A. Moreover, any discretionary authority that the Board or the Committee may have pursuant to this Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority will contravene Section 409A. Although the Company, the Board and the Committee may attempt to avoid adverse tax treatment under Section 409A, none of them makes any representation to that effect and each of them expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment.

(d)
Other Compensation. Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under the Company’s other compensation and benefit plans and programs, including without limitation any equity plan or bonus plan, program or arrangement.

(e)
No Limitation on Corporate Actions. Nothing contained in this Plan shall be construed to prevent the Company from taking or not taking any corporate action, whether or not such action could have an adverse effect on any Awards made under this Plan. No Participant, beneficiary or other person shall have any claim against the Company as a result of any such action.

(f)
Unfunded Plan. This Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. Prior to the payment of any Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver payment in cash, with respect to Awards hereunder. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan, unless the Committee otherwise determines with the consent of each affected Participant.

(g)
Non-Transferability. Except as set forth in Section 8(h) herein, no Participant or beneficiary shall have the power or right to sell, transfer, assign, pledge or otherwise encumber or dispose of the Participant’s interest under this Plan.

(h)
Designation of Beneficiary. Unless otherwise provided by the Committee (or its delegate), a Participant may designate a beneficiary or beneficiaries to receive any payments which may be made following the Participant’s death in accordance with the Company’s policies as in effect from time to time. If a Participant does not designate a beneficiary, or the designated beneficiary or beneficiaries predeceases the Participant, any payments which may be made following the Participant’s death shall be made to the Participant’s estate.

(i)
Severability; Entire Agreement. If any provision of this Plan or any Award is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(j)
Expenses. The costs and expenses of administering this Plan shall be borne by the Company.

(k)
Forfeiture Provisions. The Committee may condition a Participant’s right to retain cash or other property acquired in connection with an Award upon the Participant’s compliance with specified conditions relating to non-competition, confidentiality of information relating to the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, directors and Affiliates, or other requirements applicable to the Participant, as determined by the Committee, at the time of grant or otherwise, including during specified periods following termination of service.

In the event that the Participant engages in misconduct that causes or partially causes the need for restatement of financial statements that would have resulted in a lower Award where the payment was predicated upon the achievement of certain financial results that were the subject of the restatement, to the extent of the reduction in amount of such Award as determined by the Committee (i) the Award will be cancelled and (ii) the Participant will forfeit the amount paid or payable on the vesting of the Award (and the Participant may be required to return amounts to the Company). The determination of the lower Award must be made by the Committee no later than the end of the third fiscal year following the year for which the inaccurate financial results were measured; provided, that if steps have been taken within such period to restate the Company’s financial or operating results, the time period shall be extended until such restatement is completed. The provisions of this Section 8(k) shall be amended to the extent necessary to comply with final rules issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act by the Securities and Exchange Commission and the principal stock exchange or market on which the Company’s stock is traded.

Without limiting the generality of the foregoing, Awards granted under the Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any other policy of the Company that applies to Awards, as they may be in effect from time to time.

By accepting Awards under this Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under this Plan subject to clawback as provided hereunder. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid under this Plan from a Participant’s accounts, or pending or future compensation or Awards.

(l)
Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Awards shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.